Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Revlon Consumer Products Corporation and Revlon, Inc.:

We consent to the use of our reports dated February 25, 2010, with respect to (i) the consolidated balance sheets of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholder’s deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, incorporated by reference in Pre-Effective Amendment No. 1 to the Form S-4 registration statement (No. 333-166217) of Revlon Consumer Products Corporation and the co-registrants named therein, and (ii) the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated by reference in Pre-Effective Amendment No. 1 to the Form S-4 registration statement (No. 333-166217) of Revlon Consumer Products Corporation and the co-registrants named therein, and to the reference to our firm under the heading “Experts” in Pre-Effective Amendment No. 1 to the Form S-4 registration statement (No. 333-166217) of Revlon Consumer Products Corporation and the co-registrants named therein.

/s/  KPMG LLP

New York, New York
May 20, 2010